EXHIBIT 99
NEWS RELEASE
Release Date:	March 28, 2006

Release Time:	4:30 PM
Camco Financial Increases Quarterly Cash Dividend
Cambridge, Ohio – Camco Financial Corporation (Nasdaq: CAFI) today announced an increase in its quarterly cash dividend from 14.5 cents per share to 15 cents per share. The dividend was declared for stockholders of record on April 11, 2006 and is payable on April 21, 2006.
Camco’s CEO & President, Richard C. Baylor, commented, “We are pleased to announce the increase to 15 cents per share for our stockholders, which is a highly competitive yield of 4.27% that compares favorably to other alternative investments.”
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.
Additional information about Camco may be found on Camco’s web site:
www.advantagebank.com